Exhibit 4
Exhibit 4

                                 PERDIGAO S. A.
                 GENERAL TAXPAYERS' REGISTER 01.838.723/0001-27
                                 PUBLIC COMPANY

         SUMMARY OF THE MINUTES OF THE 7TH/2003 ORDINARY MEETING OF THE
                               BOARD OF DIRECTORS

DATE, PLACE AND TIME: August 22, 2003, at 3:30 p.m., at Av. Escola Politecnica, 760, Sao Paulo, SP. QUORUM: Absolute Majority of the Members. ON MOTION: Eggon Joao da Silva, Chairman, and Ney Antonio Flores Schwartz, Secretary. RESOLUTIONS ADOPTED BY THE BOARD: 1) ELECTION OF A BOARD OF DIRECTORS MEMBER AND HIS
SUBSTITUTE: Due to the resignation of the Member of Board of Directors, Carlos Eduardo da Silva Bessa, and his substitute, Ronaldo Marchese Schmidt, the Board of Directors, under the Company's Bylaws on its Paragraph 5 of Article 10, deliberated to appoint their substitutes, up to September 1, 2003 and until the next General Shareholders' Meeting, respectively, Francisco de Oliveira Filho, Brazilian, married, publicist, living in Belo Horizonte, MG, RG number M-1.833.420, SSP/MG, and CPF number 011.344.346-34, as Board Member, and Marcos Antonio Carvalho Gomes, Brazilian, married, IT analyst, living in Rio de Janeiro, RJ, RG number 03590938-1, SSP/RJ, and CPF number 406.623.817-34, as Substitute. 2) Other issues related to the Company. TERMINATION: Upon motion duly made, seconded and carried unanimously, the meeting was adjourned. Eggon Joao da Silva, Chairman; Ney Antonio Flores Schwartz, Secretary; Carlos Eduardo da Silva Bessa; Luis Carlos Fernandes Afonso; Antonio Carlos Valente da Silva; Jaime Hugo Patalano; Carlos Alberto de Oliveira; Francisco Ferreira Alexandre. (I do hereby certify that the present is a summary of the original minute transcribed in the Book n(0)1 of Ordinary and Extraordinary Minutes of the Board of Directors of the Company, at page 100).



                           NEY ANTONIO FLORES SCHWARTZ
                                    SECRETARY